Exhibit 99.1

NeuroOne Reports Preliminary Fiscal Q4 Product Revenue Growth of 38.4%; Secures Record $4.5 Million Purchase Order

Preliminary Fiscal Q4 2026 Product Revenue of $3.8 Million

Preliminary Full-Year Product Revenue Up 15.6% to $10.5 Million, at the Top of Guidance Range

EDEN PRAIRIE, Minn. – October 5, 2026 – NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) (“NeuroOne” or the “Company”), a medical technology company dedicated to transforming the surgical diagnosis and treatment of neurological disorders, today announced preliminary, unaudited product revenue for its fourth fiscal quarter and full fiscal year ended September 30, 2026, and provided an update on recent product orders.

NeuroOne expects to report fourth quarter fiscal 2026 product revenue of approximately $3.8 million, representing year-over-year growth of 38.4%, compared to approximately $2.7 million in the fourth quarter of fiscal 2025. For the full fiscal year 2026, the Company expects to report revenue of approximately $10.5 million, representing 15.6% year-over-year growth and landing at the top of its previously announced revenue guidance range of $9.2 million to $10.5 million.

In September 2026, NeuroOne secured a $4.5 million product purchase order, the largest in the Company’s history. Approximately $1.0 million of the order shipped in September 2026, with shipments of the remaining $3.6 million expected to begin during the first quarter of fiscal 2027 and into the second quarter of fiscal 2027, subject to manufacturing and delivery schedules. Following receipt of this order, total open purchase orders for shipments through the first quarter of fiscal 2027 increased to $5.4 million as of September 30, 2026. This record purchase order provides greater visibility into anticipated product shipments, cash flow and revenue opportunities as the Company enters fiscal 2027.

“Momentum continues to build across our business,” said Dave Rosa, Chief Executive Officer of NeuroOne. “We are happy to report that product orders increased 24.2% in fiscal 2026 compared to fiscal 2025. We enter fiscal 2027 from a position of strength supported by $5.4 million in open purchase orders and we are also very well positioned with additional growth drivers including the commercialization of our trigeminal neuralgia system, international market expansion, and the advancement of our drug delivery platform.”

Complete financial results for the fourth quarter and full fiscal year 2026 are expected to be announced in December 2026, in conjunction with the filing of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission.

The selected unaudited financial results included in this press release are preliminary and subject to the completion of year-end accounting and audit procedures and are therefore subject to adjustment. This preliminary financial information is the responsibility of management and has been prepared in good faith on a basis consistent with prior periods. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences regarding the Company’s financial information that is not provided. This preliminary financial information should not be viewed as a substitute for complete financial statements prepared in accordance with United States generally accepted accounting principles.

About NeuroOne

NeuroOne Medical Technologies Corporation is a medical technology company focused on improving surgical care options and outcomes for patients suffering from neurological disorders. NeuroOne markets a minimally invasive and high-definition/high-precision electrode technology platform with four FDA-cleared product families: Evo® Cortical Electrodes, Evo® sEEG Electrodes, OneRF® Ablation System (for brain), and OneRF® Trigeminal Nerve Ablation System. These solutions offer the potential to reduce the number of hospitalizations and surgical procedures, lower costs, and improve patient outcomes by offering diagnostic and therapeutic functions. The Company is engaged in research and development for drug delivery, basivertebral nerve ablation and spinal cord stimulation programs. For more information, visit nmtc1.com.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this press release may be a forward–looking statement that reflects NeuroOne’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward–looking statements by the words or phrases “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue, “focused on,” “committed to” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward–looking statements may include statements regarding the fourth quarter and full fiscal year 2026 revenue amounts, international market expansion, and the launch of our drug delivery program. Although NeuroOne believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our partnerships may not facilitate the commercialization or market acceptance of our technology; whether due to supply chain disruptions, labor shortages, risks that our technology will not perform as expected based on results of our pre-clinical and clinical trials; risks related to uncertainties associated with the Company’s capital requirements to achieve its business objectives and ability to raise additional funds: the risk that we may not be able to secure or retain coverage or adequate reimbursement for our technology; uncertainties inherent in the development process of our technology; risks related to changes in regulatory requirements or decisions of regulatory authorities; that we may not have accurately estimated the size and growth potential of the markets for our technology; risks related to our ability to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and NeuroOne undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

Company Contact:

800-631-4030

ir@nmtc1.com

Investor Relations:

MZ Group - MZ North America

949-491-8235

NMTC@mzgroup.us